Exhibit 99.1
Financial Media Contacts:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com
Gerard Meuchner, Kodak, +1 585-724-4513, gerard.meuchner@kodak.com
Investor Relations Contacts:
Ann McCorvey, Kodak, +1 585-724-5096, antoinette.mccorvey@kodak.com
Angela Nash, Kodak, +1 585-724-0982, angela.nash@kodak.com
Kodak Acts to Strengthen Financial Position
KKR to Buy up to $400 Million in Senior Secured Notes Due 2017, and Warrants to Purchase up to 53 Million Shares;
Proceeds of Capital Infusions to Finance Debt Repurchase and General Corporate Purposes;
Kodak Updates Outlook
ROCHESTER, N.Y., Sept. 16 – Eastman Kodak Company (NYSE:EK) announced today that it expects to raise up to $700 million through a series of financing transactions, including a commitment from Kohlberg Kravis Roberts & Co. L.P. (KKR) managed investment vehicles to purchase up to $400 million in Senior Secured Notes due 2017, that reinforces the company’s strategic direction and strengthens its financial position.
     In addition, Kodak agreed to issue to KKR warrants to purchase up to 53 million shares of Kodak common stock. Kodak, at its discretion, may issue to KKR as few as $300 million of the Senior Secured Notes, in which case the number of shares underlying the warrants will be adjusted to as few as 40 million, with the actual number of warrants pro-rated depending on the final amount of notes purchased. Under the terms of the agreement, KKR is required to hold the warrants and shares issuable upon exercise of the warrants for a minimum of two years.
     The net proceeds of this transaction, along with the net proceeds of a separate private placement transaction of convertible senior notes announced today, will be used to repurchase the company’s existing 3.375% Convertible Senior Notes due 2033, a move that will bolster the company’s balance sheet and free up capital for core investments. Any excess proceeds will be used for general corporate purposes.
     “We believe KKR’s investment is a validation of our strategy and our team,” said Antonio M. Perez, Kodak’s Chairman and Chief Executive Officer. “KKR has a long, successful record of working with, and investing in, companies with significant value-creation potential. We look forward to working with the KKR team to accelerate the growth of our portfolio of high-margin annuity businesses.”
     Subject to the completion of the transaction, Kodak’s board of directors will appoint to the board, in accordance with customary corporate governance policies and guidelines, two individuals designated by KKR. Those individuals will be announced upon the closing of the transaction, which is expected on or before Sept. 30, 2009, subject to certain conditions.
     “Kodak is renowned for its global brand and its leadership as an imaging innovator,” said Henry R. Kravis and George R. Roberts, Co-Founders of KKR. “This investment reflects our belief in Kodak’s strategy and our confidence in the Kodak management team to deliver on that strategy. We have a long history of working with companies to realize their full potential, and we look forward to making our global resources, experience, and expertise available to ensure success in the marketplace.”
Details of the Transaction
     KKR has committed to purchase up to $400 million aggregate principal amount of Senior Secured Notes due 2017, although the actual aggregate principal amount of the Senior Secured Notes may be reduced by a principal amount of up to $100 million, at Kodak’s discretion. The ultimate aggregate principal amount of the notes to be sold to KKR depends on the aggregate principal amount of indebtedness incurred in the separately announced private placement. The Senior Secured Notes will bear interest at a rate ranging from 10% to 10.5% per year, based on the principal amount of the notes, and the interest will be payable semiannually in arrears on October 1 and April 1 of each year, beginning April 1, 2010.
     The Senior Secured Notes also will bear interest payable-in-kind (“PIK Interest”), which will be paid by increasing the principal amount of the Senior Secured Notes. The amount of PIK Interest will be fixed at a rate between 0.50% and 1.50% per annum, which will be determined based on the final size of the private financing transaction. In addition, the Senior Secured Notes may be issued at a discount based on the strike price of the warrants.
     The warrants are exercisable any time prior to the eighth anniversary of the date of issuance at an exercise price based on a formula tied to Kodak stock price performance prior to pricing the private placement of convertible notes, but in no event will it be greater than $5.50 per share.
     Under the terms of its agreement with Kodak and subject to certain exceptions, KKR is required to hold the warrants and the shares issuable upon the exercise of the warrants for a minimum of two years. So long as KKR holds warrants to purchase a specified number of shares of Kodak common stock (or shares issued upon exercise thereof), KKR will have the right to nominate up to two members of Kodak’s board of directors.
     As noted above, Kodak intends to use the net proceeds from KKR and from the separately announced private placement to repurchase up to $575 million aggregate principal amount of its 3.375% Convertible Notes due 2033, either through the tender offer for the 2033 Notes announced today or when they are required to repurchase the 2033 Notes at the option of the holders on October 15, 2010, or after the 2033 Notes become redeemable on or after October 15, 2010.
     In furtherance of the transactions discussed above, the required lenders under Kodak’s credit facility have approved an amendment that permits Kodak to incur additional senior debt in an aggregate principal amount not to exceed $700 million and allows a second-priority lien on assets securing obligations under the credit facility, for which Citicorp USA, Inc., acts as administrative agent.
     The company is required to deposit up to $575 million of net proceeds from these transactions into a cash collateral account, to be used to satisfy the repayment of the 3.375% Convertible Senior Notes due 2033.
Kodak Updates Outlook
     In conjunction with the actions referenced above, and given the proximity to the close of the third quarter of 2009, Kodak has chosen to reiterate its guidance on its financial results for the remainder of the year. This reiteration of guidance is done solely in connection with this announcement. The company does not provide quarterly guidance on a regular basis.
     Specific to the third quarter, the company estimates total segment losses from continuing operations before interest expense, other income (charges), net, and income taxes will be between $50 million to $60 million, which does not include any new non-recurring intellectual property arrangements in the quarter. That said, the company reiterates its view of the second-half and full-year 2009 performance that it provided in its July 30, 2009, press release. As a reminder, in the July 30 press release, Kodak stated the following, which does not include the impact of today’s financing transactions:
•	For the second half of 2009, Kodak is targeting digital revenue to grow by 1% to 3% and total company revenue to decline 4% to 6%. For the full-year 2009, Kodak is targeting to be within the ranges that it presented in its February forecast, including a digital revenue decline of 6% to 12% and a total revenue decline of 12% to 18%.
•	Kodak is targeting 2009 segment earnings from operations that will be within the previously communicated range of $0 to $200 million. Correspondingly, Kodak previously forecasted 2009 GAAP loss from continuing operations of $200 million to $400 million, and reaffirms that GAAP results will be at the low end of that range, reflecting its latest assessment of restructuring charges, interest expense, and interest income.

•	For full-year 2009, Kodak reiterates its goal of achieving positive cash generation before restructuring. It targets to be at the low end of its February forecast ranges, which included cash generation before restructuring of between $75 million and $325 million and cash generation of negative $200 million to positive $100 million after taking into account restructuring payments.
     As the company stated when it provided its updated outlook in July, achievement of the above results is predicated upon a modest improvement in the market for its consumer and commercial products, the introduction of new, higher margin digital cameras and devices, an improvement in demand for its Prepress products and the successful completion of certain intellectual property licensing arrangements.
     No assurances can be given, however, that our results for the quarter ended September 30, 2009, for the second half of 2009, and for the full-year 2009 will not differ from those projected amounts. These projected amounts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These projected amounts may or may not be realized, and they may be based upon judgments or assumptions that prove incorrect. Our actual results for the quarter ended September 30, 2009, for the second half of 2009, and for the full-year 2009 may vary significantly from these amounts based on unexpected issues in our business and operations.
Forward-Looking Statements
     Certain statements in this press release may be forward-looking in nature, or “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. For example, references to Kodak’s expectations regarding the following are forward-looking statements: completion of the KKR transaction and private placement of its convertible senior notes; revenue; revenue growth; earnings; cash generation; increased demand for Kodak products, including commercial printing products, digital cameras and devices; new product introductions; potential revenue, cash and earnings from intellectual property licensing.
     Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks, uncertainties, assumptions and factors specified in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995” and in other filings Kodak makes with the SEC from time to time. Kodak cautions readers to carefully consider such factors. Many of these factors are beyond Kodak’s control. In addition, any forward-looking statements represent Kodak’s estimates only as of the date they are made, and should not be relied upon as representing Kodak’s estimates as of any subsequent date. While Kodak may elect to update forward-looking statements at some point in the future, Kodak specifically disclaims any obligation to do so, even if its estimates change.
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Eastman Kodak Company
2009 Capital Actions Press Release
Non-GAAP Reconciliations
Within the Company’s 2009 capital actions press release, reference is made to certain non-GAAP financial measures, including “Expected Second-Half Digital Revenue Growth”, “Digital Revenue Forecast”, “Cash Generation Before Restructuring Forecast”, and “Cash Generation Forecast”.
The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow on a year-over-year basis.
The following reconciliations are provided with respect to terms used in the September 16, 2009 press release.
The following table reconciles expected second half digital revenue growth to the most directly comparable GAAP measure of expected second half total company revenue decline:

Second Half
2009
Expected digital revenue growth, as presented	1% - 3%
Traditional revenue decline	(20)%-(22)%
Expected total company revenue decline (GAAP basis), as presented	(4)%-(6)%
The following table reconciles full-year digital revenue forecast to the most directly comparable GAAP measure of total company revenue forecast:

2009
Forecast
Digital revenue decline, as presented	(6)%-(12)%
Traditional revenue decline	(25)%-(30)%
Total company revenue decline (GAAP basis), as presented	(12)%-(18)%
The following table reconciles cash generation before restructuring forecast and cash generation forecast to the most directly comparable GAAP measure of net cash (used in) provided by continuing operations from operating activities forecast (amounts in millions):

2009
Forecast
Cash generation before restructuring, as presented	$75-$325	*
Cash restructuring payments	(275)-(225)

Cash (usage) generation, as presented	(200)-100	*
Proceeds from sales of businesses/assets	(150)

Free cash flow	(350)-(50)
Additions to properties	225

Net cash (used in) provided by continuing operations from operating activities (GAAP basis)	$(125)-$175	*

*	The company expects full-year 2009 cash generation (usage) (before and after cash restructuring payments) at the low end of the ranges presented.

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